Exhibit 99.1

[GREENPOINT MORTGAGE FUNDING, INC. LETTERHEAD]

January 31, 2004

TO ALL PARTIES LISTED ON SCHEDULE A

ATTACHED HERETO:

RE:	GreenPoint Home Equity Loan Trust (Series 2003-1);

Annual Statement as to Compliance by the Master Servicer

Ladies and Gentlemen:

Pursuant to Section 3.09 of the Sale and Servicing Agreement and Section 5(f) of the Underwriting Agreement with respect to the above-referenced offering, the undersigned officer of GreenPoint Mortgage Funding, Inc. (as “Master Servicer”) hereby certifies as to the following:

1.	a review of the activities of the Servicer and its performance under the Sale and Servicing Agreement during the preceding fiscal year since the inception of the trust has been made under the direct supervision of the undersigned officer; and

2.	to the best knowledge of the undersigned officer, based on such review, the Master Servicer has fulfilled all of its material obligations under the Sale and Servicing Agreement throughout the applicable period, and there has been no known default in the fulfillment of the Master Servicer’s material obligations throughout such period.

Very truly yours

GREENPOINT MORTGAGE
FUNDING, INC.,
as Master Servicer

/s/ Nathan Hieter
Nathan Hieter
Vice President

SCHEDULE A

The Bank of New York

101 Barclay Street, 8 West

New York, NY 10286

Moody’s Investors Service, Inc.

99 Church Street, 4th Floor

New York, NY 10004

Standard & Poor’s

55 Water Street

New York, NY 10041

Attn: Asset-Backed Surveillance Department

Lehman Brothers Inc.

745 Seventh Avenue, 7th Floor

New York, NY 10019